EXHIBIT 99.1

Houghton Mifflin Harcourt Appoints Tracey Weber to Board of Directors

Accomplished business leader brings extensive digital operations experience

BOSTON – July 20, 2016 – Global learning company Houghton Mifflin Harcourt (HMH) today announced that Tracey Weber, former president and chief operating officer of Gilt Groupe, has been appointed to HMH’s board of directors, bringing the number of directors from eight to nine.

“We are pleased to welcome Tracey to HMH’s board,” said Larry Fish, Chairman of the board of directors, HMH. “Her extensive operational experience in the digital world will help foster HMH’s future growth.”

“Tracey’s robust experience leading strategic digital initiatives at both global and entrepreneurial levels will provide HMH with invaluable perspective as we continue to evolve,” said Linda K. Zecher, President, CEO and Director, HMH. “I’m delighted to welcome her to our board of directors.”

“I am thrilled to join the board of HMH at such an exciting time in its 180-year journey,” said Weber. “I enjoy providing guidance to companies undergoing transformation and look forward to lending my experience in support of HMH’s mission to foster passionate, curious learners.”

Prior to her time at Gilt Groupe, Weber held a variety of senior leadership roles, including at Travelocity.com, where she was President of North America, and Barnes & Noble where she was Executive Vice President, Textbooks and Digital Education. She received a Master of Business Administration from the Wharton School of Business of the University of Pennsylvania and a Bachelor of Arts from Harvard University.

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About Houghton Mifflin Harcourt
Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom.  HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children's books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

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Media Contact
Bianca Olson
SVP, Corporate Affairs
617-351-3841
bianca.olson@hmhco.com